Exhibit 5.2


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT OFFICE
G.P.O. BOX 1680
BROOKLYN, NY  11202

Date:  2-22-96                           Employer Identification Number:
                                              04-2962824
                                         File Folder Number:
                                              043001631
BOYLE LEASING TECH INC. & LEASE          Person to Contact:
  COMM CORP.                                  HAROLD GRILL
281 WINTER STREET                        Contact Telephone Number:
WALTHAM, MA  02154                           (718) 488-2206
                                         Plan Name:
                                           BOYLE LEASING TECH INC. &
                                           LEASE COMM CORP 401(K) RETIREMENT
                                           PLAN
                                         Plan Number:  001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued  qualification  of the plan under its present form will depend on
its  effect  in  operation.   (See  section  1.401-1(b)(3)  of  the  Income  Tax
Regulations). We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on January 1, 1993.

     This determination letter is also applicable for the amendment(s) adopted on January 11, 1993.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                               Sincerely yours,


                                              /s/  Herbert J. Huff
                                              --------------------
                                               Herbert J. Huff
                                               District Director

Enclosures:

Publication 794
Reporting & Disclosure Guide for Employee Benefit Plans
Addendum

                        BOYLE LEASING TECH INC. & LEASE


This determination letter is also applicable for the amendment(s) adopted on April 8, 1994.